PBF Logistics Announces Acquisition of Toledo Terminal from Sunoco Logistics

PARSIPPANY, NJ - April 17, 2017 - PBF Logistics LP (NYSE:PBFX, the “Partnership”) announced today that its wholly-owned subsidiary has acquired the Toledo, Ohio, refined products terminal assets of Sunoco Logistics LP (“Sunoco Logistics”) for $10.0 million in cash. The Toledo Terminal is directly connected to and currently supplied by PBF Energy Inc.’s (NYSE:PBF) Toledo refinery.

PBF Logistics GP LLC Chief Executive Officer Tom Nimbley said, “We are pleased with our acquisition of the Toledo Terminal which is PBFX’s second third-party acquisition and third transaction completed this year. The combined transactions represent a $15 million increase to the Partnership’s forecasted annualized EBITDA. We welcome the employees of the terminal to the PBFX family and look forward to maximizing the potential of our newest asset.”

Located adjacent to PBF Energy’s Toledo refinery, the Toledo Terminal is comprised of a 10-bay truck rack and over 110,000 barrels of chemicals, clean product and additive storage capacity.

Non-GAAP Measures
PBF Logistics LP Reconciliation of amounts under US GAAP to Forecasted EBITDA (unaudited, in millions)

Reconciliation of combined Toledo Terminal and previously announced organic projects estimated annualized net income to forecasted EBITDA:

Estimated net income	$9.3
Add: Depreciation and amortization expense	4.7
Add: Interest expense, net and other financing costs	1.0
Forecasted EBITDA	$15.0

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unit holders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Due to the forward-looking nature of forecasted EBITDA, information to reconcile forecasted

EBITDA to forecasted cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

About PBF Logistics LP
PBF Logistics LP (NYSE: PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the accretion expected to be realized by the Partnership as a result of the acquisition and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by the Partnership with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994